PROCUREMENT AGREEMENT

This Procurement Agreement ("Agreement") is made effective as of the 1st day of November, 2006 (the "Effective Date") by and between THE ENGRAVER, INC., a Washington corporation and its affiliates ("TEI"), and THE ENGRAVING MASTERS, INC., a Nevada corporation ("EMI").

Recitals

A.  EMI wishes to sell recognition awards such as trophies, medals, statuettes and plaques, as well as engraving services to consumers and to make related information available to consumers online via an e-commerce website to be operated by EMI.

B.  EMI desires to establish a relationship with TEI to provide procurement services for EMI’s e-commerce site for the sale of recognition award products and engraving services to consumers, in accordance with the provisions and conditions contained in this Agreement.

C.   TEI currently operates a physical retail location in Spokane, Washington, which sells similar goods and provides various similar services.

Now, Therefore, the parties agree as follows:

1.  DEFINITIONS.

1.1  "TEI Facility" means the existing facility owned and operated by TEI.

1.2  "TEI Competitor" means any brand, company or entity competing directly or indirectly with TEI.

1.3  "TEI's Cost" means the transfer price for any Product which shall be calculated at the point of distribution by TEI based on TEI's cost to acquire and/or ship the Product.

1.4  "TEI Products" means any product then carried by TEI in its retail store and which TEI has the right to sell to EMI.

1.5  "EMI Unique Inventory" means any then-current TEI Products that TEI agrees to procure, stock, fulfill, distribute, or otherwise handle such items, intended for sale online by EMI that are (at EMI’S request) stocked in inventory by TEI for EMI.  "EMI Unique Inventory" shall not include products purchased from or branded by TEI Competitors.

1.6  "Products" means TEI Products and EMI Unique Inventory.

1.7  "SKU" means a stock-keeping unit of any product.

1.8  "Website" means the e-commerce website operated by EMI at the EMI domain name.

2.  EXCLUSIVITY.

2.1  TEI Activities. Nothing in this Agreement precludes TEI from providing procurement, distribution and fulfillment, customer support, and other services ("Enumerated Services") on an outsourced basis to third parties selling similar, competing products and services online.  TEI also reserves the right to place online advertisements with third parties to promote its physical retail locations.

2.2  TEI: Exclusive Provider To EMI.  TEI shall be the exclusive provider to EMI of the procurement and engraving services, set forth in this Agreement for TEI Products and EMI Unique Inventory during the term of this Agreement, subject to the following exceptions:

(a)

Drop-Ships.  EMI may arrange for vendor-to-consumer drop ships of Products where appropriate;

(b)

Use of TEI Facility.  EMI may ship Products to customers from the existing TEI Facility; and

(c)

Shipping of Outside Products.  EMI may ship Outside Products to its customers using any non-TEI facility or method which EMI elects, in its sole discretion, to use.

3.  PROCUREMENT.  During the term of this Agreement, TEI will be EMI’S exclusive source of procurement services (except for Outside Products).

3.1  Procurement In General.  TEI will purchase inventory specified by EMI, as may occur periodically.  TEI may, in its sole discretion, allocate its products in its own inventory toward EMI requests. TEI is only obligated to purchase product in accordance with EMI’S requests, and EMI acknowledges that TEI may not always be able to obtain vendor purchase discounts, vendor purchase allowances, volume discounts or the like on behalf of EMI.

3.2  Procurement Of TEI Products.  TEI will purchase inventory specified by EMI, as may occur periodically.  TEI may, in its sole discretion, allocate its products in its own inventory toward EMI requests. TEI will use commercially reasonable efforts to consolidate its orders for TEI Products with EMI’S. Regardless of whether such orders are consolidated or not, to the extent that it is permitted to do so under its purchase agreements with individual vendors, TEI will obtain for EMI purchase terms which are at least as favorable as the most favorable terms that TEI receives from such vendors for its own purchases of TEI Products under similar purchase volumes and circumstances.

3.3  Procurement Of EMI Unique Inventory.  Unless otherwise agreed by the parties, EMI must use TEI for procurement of any EMI Unique Inventory to be held in inventory by TEI for EMI. TEI will procure EMI Unique Inventory for sale by EMI in accordance with EMI’S request.

3.4  Procurement of Outside Products.  TEI shall have no obligation to provide procurement services for Outside Products, and EMI shall be responsible for all aspects of Outside Products (e.g., ownership, procurement, shipping, etc.), except for certain customer support services relating thereto which may be provided by TEI hereunder upon prior request by EMI as set forth below.

4.  SALES FORECASTING AND INVENTORY.

4.1  TEI Products and EMI Unique Inventory.  EMI will use TEI to stock inventory of TEI Products and EMI Unique Inventory to be sold by EMI.  TEI will stock such TEI Products, unless otherwise agreed by the parties.  TEI reserves the right not to stock certain items based on factors such as logistics, safety, legal, or other commercially reasonable criteria.

4.2  Location of Inventory.  TEI reserves the right to stock inventory for EMI at whichever TEI facilities as determined efficient, appropriate, cost-effective and logistically feasible by TEI in its reasonable discretion.

4.3  Title.  Title to Products will remain with TEI until shipped, whether to the consumer or to other location such as EMI may designate.  Title will transfer to EMI upon shipment and consignment to the common courier.  TEI will not hold title to any Products, which EMI holds in inventory at, orders for, or ships from EMI’S offices or other such location as EMI may store its inventory.

4.4  Discontinued Products.  If TEI discontinues any TEI Product SKU, EMI may choose to continue such SKU as EMI Unique Inventory.

5.  PAYMENT.

5.1  Products.  TEI will invoice EMI for the products and services described herein and provided hereunder, upon transfer of the products to EMI or completion of the engraving services for TEI's Cost (calculated as the cost of inventory acquired, engraving costs incurred, freight in and freight out, in addition to the office space rental and related services fee specified in paragraph 5 of this Agreement), and EMI shall pay such invoice by wire transfer on or before the fifteenth day after receipt of such invoice.

5.2  Late Payment.  EMI will pay interest on late payments at the rate of one and one-half percent (1.5%) per month or the highest interest rate allowed, whichever is lower.

6.  SERVICE STANDARDS.  The services provided by TEI under this Agreement will conform to the standards as may be set forth by TEI, from time to time.

7.  WARRANTY.

7.1 Representations and Warranties.  Each party represents and warrants that it has the authority to enter into this Agreement, and to perform all of its obligations hereunder.  Each party further represents and warrants that it has the capacity to perform all of its obligations hereunder.

7.2 Disclaimer of Warranties.  EXCEPT AS SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.  CONFIDENTIAL INFORMATION.

8.1  Confidential Information.  Each party (the "Disclosing Party") may from time to time during the term of this Agreement disclose to the other party (the "Receiving Party") certain information regarding the Disclosing Party's business, including technical, marketing, financial, employees, planning, and other confidential or proprietary information ("Confidential Information").  The Disclosing Party will mark all Confidential Information in tangible form as "confidential" or "proprietary" or with a similar legend.  The Disclosing Party will identify all Confidential Information disclosed orally as confidential at the time of disclosure and provide a written summary of such Confidential Information to the Receiving Party within thirty (30) days after such oral disclosure.  Regardless of whether so marked or identified, however, any information that the Receiving Party knew or should have known, under the circumstances, was considered confidential or proprietary by the Disclosing Party, will be considered Confidential Information of the Disclosing Party.

8.2  Protection of Confidential Information.  The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to those employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party's duty hereunder. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

8.3  Exceptions.  The Receiving Party's obligations under Section 8.2 ("Protection of Confidential Information") with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party's Confidential Information.  In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party's reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

8.4  Return of Confidential Information.  The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party's possession or control promptly upon the written request of the Disclosing Party on the expiration or termination of this Agreement, whichever comes first.  At the Disclosing Party's request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Section.

8.5  Confidentiality of Agreement.  Neither party will disclose any financial and/or costing or payment terms of the Agreement to anyone other than its attorneys, accountants and other professional advisors under a duty of confidentiality except (a) as required by law; (b) pursuant to a mutually agreeable press release; (c) in connection with a proposed merger, financing or sale of such party’s business, provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party to this Agreement.

9.  LIMITATION OF LIABILITY; INDEMNITY.

9.1 Limitation of Liability.  Neither party shall be liable to the other for any indirect, incidental, special or consequential damages, or for any loss of profits or loss of revenue, or failure to realize expected savings for any services performed by such party pursuant to this Agreement. Except for each party's obligations pursuant to Section 9.2 ("Indemnity"), each party's maximum liability for any damages whatsoever to the other party arising out of this Agreement shall be the amount paid or owed by EMI to TEI hereunder.

9.2 Indemnity.

(a)

By TEI.  TEI agrees to defend, indemnify, and hold harmless EMI from and against any claims, suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) brought by third parties to the extent such claim results from or relates to (i) violation of any applicable law or regulation arising from a TEI Product; (ii) injury to or violation of, the rights of a third party, arising from a TEI Product; (iii) violation of any applicable law or regulation by TEI in the performance of its obligations hereunder; or (iv) injury to or violation of the rights of a third party by TEI in the performance of its obligations hereunder.

(b)

By EMI.  EMI agrees to defend, indemnify, and hold harmless TEI from and against any claims, suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) brought by third parties to the extent such claim results from or relates to (i) violation of any applicable law or regulation arising from an Outside Product (or any item which would be an Outside Product but for the fact that TEI agrees to procure, stock, fulfill, distribute, or otherwise handle such item; (ii) injury to or violation of, the rights of a third party, by an Outside Product (or any item which would be an Outside Product but for the fact that TEI agrees to procure, stock, fulfill, distribute, or otherwise handle such item; (iii) violation of any applicable law or regulation by EMI in the performance of its obligations hereunder; or (iv) injury to or violation of the rights of a third party by EMI in the performance of its obligations hereunder.

(c)

Mechanics.  Each party's (the "Indemnifying Party") obligation to indemnify under this Section 9.2 is conditioned on the party seeking indemnity (the "Indemnified Party") (i) giving the Indemnifying Party written notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

10.  DISPUTE RESOLUTION.  TEI and EMI are implementing this Agreement in good faith.  However, should either party believe that the other party is in breach of this Agreement, the parties shall attempt in good faith to resolve any dispute arising out of or relating thereto promptly by negotiations.  All negotiations at all levels pursuant to this Section 11 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.  Each party shall bear its own expenses in connection with such negotiations.

10.1 Notice And Cure.   Except in the case of expedited arbitration under Section 10.2, either party (the "Non-Breaching Party") may give the other party (the "Breaching Party") written notice of any material breach. The Breaching Party shall then have thirty (30) days to cure the material breach.  If the Breaching Party does not effect a cure to the Non-Breaching Party's satisfaction, the chief executive officers of the parties shall, within the following fifteen (15) days, confer in good faith for the purpose of satisfactorily resolving the material breach.

10.2 Arbitration.

(a)

In General.  If a resolution satisfactory to the Non-Breaching Party is not achieved within the fifteen-day period set forth in Section 10.1, the parties agree promptly to submit the dispute to binding arbitration before an arbitrator selected from the Panel, such arbitration to be held in the city of the defending party's home offices under the then-existing rules for commercial disputes of the American Arbitration Association. Each party irrevocably submits to the jurisdiction and venue set forth in this Section 10.2(a).

(b)

Expedited.  The parties agree and acknowledge that certain disputes may require more immediate resolution than set forth in Section 10.2(a).  If the Non-Breaching Party claims that the Breaching Party has breached any of terms of this agreement and that such breach substantially interferes with the Non-Breaching Party's ability to conduct its business, the Non-Breaching Party may give notice of expedited arbitration.  Within fifteen (15) days of notice of expedited arbitration, executive representatives from each party shall meet and confer in good faith to resolve the dispute.  If the parties remain unable to resolve the dispute, the parties will contact the first arbitrator on the Panel (or, if unavailable, successive arbitrators until one is available), which arbitrator shall conduct an expedited arbitration within the next twenty-one (21) days and shall render a binding opinion within three (3) business days after the conclusion of the expedited arbitration.

11.  TERM AND TERMINATION.

11.1 Term.  The initial term shall commence on the Effective Date of this Agreement, and shall expire on the first (1st) anniversary of the Effective Date of this Agreement (the "Term"), and shall thereafter automatically continue for an additional one year term unless either party provides notice of non-renewal at least ninety (90) days before the expiration of the then-current term (which may be the Term or a successor term).  Following the Term, EMI may terminate this Agreement, without cause, with ninety (90) days' prior written notice to TEI.  This Agreement may be terminated by either party at any time, with or without cause, with thirty (30) days’ written notice to the other party.

11.2 Termination for Breach.

(a)

By TEI.  TEI shall have the right to terminate this Agreement in the event EMI materially breaches any term of this Agreement and fails to cure such breach in the course of the dispute resolution procedures set forth above at Section 12 ("Dispute Resolution").

(b)

By EMI.  EMI may terminate this Agreement, or any portion hereof, only after an arbitrator first determines (i) that TEI is in material breach and such material breach substantially affects EMI’S ability to conduct its business, (ii) which aspects of the Agreement EMI may terminate, and (iii) which unamortized or committed costs, commitments, expenses, or other liabilities incurred in connection with TEI's provision of products and services to EMI hereunder shall be reimbursed by EMI to TEI.

11.3 Inventory Repurchase.  Upon the expiration or termination of this Agreement for any reason, TEI shall submit to EMI within ten (10) days a summary of the number and type of Products on order or held in stock by TEI for EMI based on EMI’S sales forecasts, including EMI Unique Inventory and TEI Products, and EMI shall purchase all EMI Unique Product inventory from TEI at TEI's Cost, plus shipping and insurance at EMI’S expense, within ten (10) days following receipt of such notice.

12.  GENERAL PROVISIONS.

12.1 Governing Law and Venue.  This Agreement will be governed and construed in accordance with the laws of the State of Washington as such laws apply to contracts between Washington residents performed entirely within Washington without giving effect to principles of conflicts of laws.

12.2 Force Majeure.  Any party's delay in the performance of any duties or obligations under this Agreement (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, shortage of materials, fire, earthquake, flood or any other event beyond the control of the party, provided that the party uses reasonable efforts, under the circumstances, (a) to notify the other party of the circumstances causing the delay and (b) to resume performance as soon as possible.

12.3 Subcontracting.   TEI may perform its obligations through the use of TEI-selected independent contractors; provided, however, that TEI shall not be relieved of its obligations under this Agreement by the use of such contractors.

12.4 Notices. Any notices given under this Agreement shall be in writing and shall be delivered to the addresses set forth below the signatures of the parties or at such other address as the party shall specify in writing.  Notices shall be deemed effectively given: (a) upon five (5) days after being sent by certified or registered mail, postage prepaid, return receipt requested; (b) upon he next business day after being sent overnight by U.S. Express Mail or by a major U.S. express document courier; or (c) upon receipt of confirmation following transmission by a facsimile machine if sent on a business day during business hours (otherwise, deemed received six hours after the beginning of the next business day).

12.5 No Assignment.  Except as permitted by Section 12.3 ("Subcontracting"), TEI may not assign its rights or delegate its duties without EMI’S prior written consent in EMI’S sole discretion. EMI may assign, transfer, delegate or grant all or any part of its rights pursuant to this Agreement to any person or entity. Any assignment or delegation in violation of this Section shall be void and of no effect. Subject to the prohibitions against assignment contained herein, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

12.6 Severability; Waiver.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.  The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.  The waiver by any party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

12.7 Headings.  Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope, intent, or extent of the section or in any way affect this Agreement.

12.8 Independent Contractors; No Agency.  The parties to this Agreement are independent contractors, and no agency, partnership, joint venture, or employee-employer is intended or created by this Agreement.  Neither party is the agent of the other, and neither party shall have the power to obligate or bind the other party.

12.9 Entire Agreement.  This Agreement, including the Exhibits attached hereto, sets forth the entire understanding and agreement between the parties regarding the subject matter of this Agreement, and supersedes any and all oral or written agreements or understandings between the parties as to that subject matter.  It may be changed only by a writing signed by both parties. Neither party is relying upon any warranties, representations, assurances, or inducements not expressly set forth herein.

In Witness Whereof, each of the parties hereto have executed this Agreement as of the date first written above.

THE ENGRAVING MASTERS, INC. (“EMI”)		THE ENGRAVER, INC. (“TEI”)

Signed:	/s/ Jolene Uddman	Signed:	/s/ Donald E. Uddman

Name:	Jolene Uddman	Name:	Donald E. Uddman

Title:	Secretary/Treasurer	Title:	President